UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2001

TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28316 (Commission File Number)	72-1252405 (IRS Employer Identification No.)
250 North American Court, Houma, Louisiana (Address of principal executive offices)		70363 (Zip Code)

   (504) 851-3833
(Registrant's telephone number, including area code)

Item 5.     Other Events.

        On April 27, 2001, Trico Marine Services, Inc. issued the press release attached hereto as Exhibit 99.

Item 7.     Financial Statements and Exhibits.

        (b)    Exhibits.

99	Press release issued by Trico Marine Services, Inc. on April 27, 2001, reporting first quarter 2001 results.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.
By:	/s/ Victor M. Perez
Victor M. Perez Vice President, Chief Financial Officer, and Treasurer

Dated: April 27, 2001

Exhibit 99

Contact: Victor M. Perez
Tom Green
(713) 780-9926   ir@tricomarine.com"
ir@tricomarine.com

Trico Marine Reports First Quarter 2001 Results

        Houston, Texas, April 27, 2001 - Trico Marine Services, Inc. (NASDAQ: TMAR) today reported net income for the quarter ended March 31, 2001, of $2.0 million, or $0.05 per share (diluted), on revenues of $43.3 million, compared to a net loss of $9.1 million, or $(0.32) per share (diluted), on revenues of $26.4 million for the first quarter of 2000.

        The increase in revenues for the first quarter of 2001 resulted from higher average day rates for all the Company's vessel classes, particularly the Gulf of Mexico supply boats, compared to the first quarter 2000. Supply boat day rates for the Gulf of Mexico averaged $6,631 for the quarter, compared to $3,347 for the first quarter 2000. Average day rates for the North Sea fleet increased to $10,389 for the most recent quarter, compared to $8,650 for the first quarter 2000.

        The utilization rate for Gulf of Mexico supply boats was 73% for the first quarter 2001, compared to 70% for the year-ago period. Utilization of the North Sea vessels increased to 89% in the most recent quarter, compared to 73% in the first quarter 2000. "The strengthening of the Gulf of Mexico market, which carried over from the fourth quarter and continues today, is perhaps the biggest factor in our improved first quarter results," said Thomas E. Fairley, Trico's President and Chief Executive Officer. "We did, however, experience a more pronounced seasonal slowdown than expected for three of our large North Sea anchor-handling vessels. The international market has since strengthened significantly, and in early April, we announced that eight new contracts for our North Sea vessels, totaling $32 million in anticipated revenues, have been awarded to Trico, all at higher day rates. These included three contracts in Brazil."
Fairley added that the Company is well positioned to benefit from the continued strength in the international market and the favorable outlook for natural gas drilling in the Gulf of Mexico.

        Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.

        Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

# # #

	TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(Unaudited )
	(In thousands, except share and per share amounts)

	Three months ended March 31,

	2001	2000

Revenues:	$ 43,277	$ 26,381
Operating Expenses:
Direct operating expenses and other	18,761	15,813
General and administrative	3,121	2,544
Amortization of marine inspection costs	3,213	3,889
Depreciation and amortization expense	8,312	8,548

	33,407	30,794

Operating income (loss)	9,870	(4,413)
Amortization of deferred financing costs	337	349
Other expense, net, including interest	6,570	8,164

Income (loss) before taxes	2,963	(12,926)
Income tax expense (benefit)	1,000	(3,865)

Net income (loss)	$ 1,963	$ (9,061)

Basic earnings per common share:
Net income (loss)	$ 0.05	$ (0.32)

Avg. common shares outstanding	36,246,341	28,390,416

Diluted earnings per common share:
Net income (loss)	$ 0.05	$ (0.32)

Average common shares outstanding	36,946,069	28,390,416

Average Day Rates:
Supply	$ 6,631	$ 3,347
Supply /Anchor Handling (N. Sea)	10,389	8,650
Lift	-	3,963
Crew/line handling	2,723	2,285

Utilization:
Supply	73%	70%
Supply /Anchor Handling (N. Sea)	89%	73%
Lift	-	44%
Crew/line handling	89%	76%

Average no. of Vessels:
Supply	54.0	53.0
Supply /Anchor Handling (N. Sea)	18.0	18.0
Lift	-	6.0
Crew/line handling	21.9	22.0